Exhibit 99.1

HMS HOLDINGS CORP. REPORTS THIRD QUARTER 2015 RESULTS

•                  GAAP EPS of $0.08 per Diluted Share and Adjusted EPS of $0.15 per Diluted Share

•                  Quarterly Revenue of $113.9 Million, Excluding Medicare RAC - YTD Increase of 7% Compared to the First Nine Months of 2014

•                  Record Quarterly Commercial Revenue of $52 Million - Increased 17% Year-Over-Year and 15% YTD ‘15 Compared to the First Nine Months of 2014

•                  Payment Integrity Revenue, Excluding Medicare RAC, Increased 15% Year-Over-Year

•                  $25 Million in Share Repurchases During the Quarter

IRVING, TX, November 6, 2015 — HMS Holdings Corp. (NASDAQ: HMSY) today announced financial results for the third quarter of 2015. Net income for the quarter ended September 30, 2015 was $6.9 million or $0.08 per diluted share, compared to $5.4 million or $0.06 per diluted share in the prior quarter and $7.0 million or $0.08 per diluted share in the prior year third quarter. Adjusted EPS was $0.15 in the third quarter, compared to $0.13 in the prior quarter and $0.14 in the third quarter of 2014. Total revenue in the quarter was $118.4 million, compared to $116.9 million in the second quarter of 2015 and $113.8 million in the third quarter of last year.

“Commercial revenue of $52 million in the third quarter topped the previous record achieved last quarter by 5.5%. New customers coming online and new product implementations scheduled for the fourth quarter, together with yield improvements and other factors, should generate the sequential growth needed to achieve our projected 20% full-year commercial revenue growth compared to 2014,” said Bill Lucia, Chairman and CEO. “Initial results from the trial stage of our new pre-pay clinical product are encouraging. To date, we have seen higher finding rates than post-pay recoveries and a less burdensome administrative process for both the payor and providers. Our alpha client intends to continue working with us through year end to refine the product for its Medicare population and we closed another sale to an existing Medicare Advantage customer during the quarter. Though we anticipate little incremental revenue impact from these pre-pay customers in the fourth quarter, we expect this new and innovative product will be a key component of our 2016 growth,” added Lucia.

Total revenue of $113.9 million, excluding Medicare RAC, was approximately 1.3% higher than the prior year third quarter as a significant increase in commercial revenue was largely offset by a decline in state government revenue. Commercial revenue in the quarter was $52.0 million, an increase of 16.6% compared to $44.6 million in the prior year third quarter and a 5.5% increase compared to $49.3 million in the prior quarter; state government revenue was $54.6 million, a 9.2% decrease compared to $60.1 million in the prior year third quarter and a 4.5% decline compared to $57.2 million in the prior quarter; and Federal and other revenue was $7.3 million, a 6.4% decrease compared to $7.8 million in the prior year third quarter and a 12.3% increase compared to $6.5 million in the prior quarter. Medicare RAC revenue was $4.6 million compared to $1.4 million in the prior year third quarter and $3.9 million in the prior quarter.

Coordination of benefits (“COB”) products in the third quarter accounted for 73.8% of total revenue, excluding Medicare RAC, compared to 77.0% in the prior year third quarter and 73.5% in the prior quarter as payment integrity product sales continue to be a greater portion of new quarterly sales. Total COB revenue in the quarter from both commercial and government customers was $84.1 million, a $2.5 million or 2.9% decrease compared to the prior year third quarter and a 1.3% increase compared to $83.0 million in the prior quarter. Payment integrity revenue from both commercial and government customers, excluding Medicare RAC, was $29.7 million, a $3.9 million or 15.1% increase from the prior year third quarter and a decline of $0.4 million or 1.3% compared to the prior quarter.

“Cash flow from operations of approximately $20.4 million in the third quarter was consistent with our expectation and kept balance sheet cash at a healthy $145 million at September 30, 2015, despite our repurchase during the quarter of 2.7 million shares of HMSY at a total cost of $25 million. We intend to opportunistically utilize the remaining $50 million balance of our repurchase authority based on market conditions,” said Jeff Sherman, CFO. “We are also continuing to evaluate a robust pipeline of acquisition opportunities and believe we have sufficient liquidity and borrowing capacity to pursue both our share buyback program and potential acquisitions simultaneously.”

Webcast and Conference Call Information

HMS will report its third quarter 2015 financial and operating results at 7:30 AM CT / 8:30 AM ET on Friday, November 6, 2015. The webcast can be accessed via phone at (877) 303–7208 or (224) 357–2389 for international participants, or at http://investor.hms.com/events.cfm.

The webcast will be archived for replay at http://investor.hms.com/events.cfm on the HMS Investor Relations website. The replay will be available beginning at approximately 11:00 AM CT / 12:00 PM ET on November 6, 2015.

The HMS Form 10-Q for the period ended September 30, 2015 will be filed and available on the HMS website at http://investor.hms.com/financials.cfm and at www.sec.gov on November 9, 2015 and will contain additional information about our results of operations for the quarter. This press release and the interim financial statements contained herein are also available at http://investor.hms.com/releases.cfm.

About HMS

HMS Holdings Corp., through its subsidiaries, provides coordination of benefits and payment integrity services for payers. The Company serves state Medicaid programs; commercial health plans, including Medicaid managed care, Medicare Advantage and group and individual health lines of business; federal government health agencies, including the Centers for Medicare & Medicaid Services (“CMS”) and the Veterans Health Administration; government and private employers; child support agencies; and other healthcare payers and sponsors. As a result of the Company’s services, our customers recover billions of dollars annually and save billions more through the prevention of erroneous payments.

Non-GAAP Financial Measures

This press release includes presentations of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense. EBITDA is a common measure of performance used by the capital markets to value enterprises, which the Company’s management uses in addition to measures calculated in accordance with generally accepted accounting principles (“GAAP”) to evaluate its results of operations. EBITDA is a non-GAAP financial measure and is reconciled to net income (loss), which the Company’s management believes to be the most comparable GAAP measure. Adjusted EBITDA results are calculated by adjusting GAAP income (loss) to exclude the effects of net interest expense, income taxes, depreciation and amortization and stock-based compensation expense.

This press release also includes presentations of adjusted earnings per share (“EPS”). Adjusted EPS represents EPS adjusted for stock-based compensation expense and amortization of acquisition related software and intangible assets and for the related taxes for these adjustments. Adjusted EPS is a non-GAAP financial measure and is reconciled to EPS, which the Company’s management believes to be the most comparable GAAP measure.

The Company uses these non-GAAP financial measures for internal management purposes, when publicly providing guidance on possible future results, and as a means to evaluate period-to-period comparisons. The Company’s management believes that these non-GAAP financial measures are a common measure used by its investors and analysts to evaluate its performance.

The use of these non-GAAP financial measures has limitations, and the Company’s presentation of such financial measures may be different from the presentation used by other companies, and therefore comparability may be limited. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provides a more complete understanding of the results of operations and trends affecting the Company’s business. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, income (loss) in accordance with GAAP.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements give our expectations or forecasts of future events; they do not relate strictly to historical or current facts. Forward-looking statements can be identified by words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “will,” “target,” “seeks,” “forecast” and similar expressions and references to guidance. In particular, these include statements relating to future actions, business plans, objectives and prospects, and future operating or financial performance. In addition, statements in this press release regarding our intention to repurchase shares of our common stock from time to time under the share repurchase program, the intended use of any repurchased shares and the source of funding are forward-looking statements subject to uncertainties. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. We caution you therefore against relying on any of these forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to: the market price of our common stock prevailing from time to time; the nature of investment and acquisition opportunities presented to us from time to time; our cash flows from operations, available cash and ability to borrow or use credit; variations in our results of operations; changes in the U.S. healthcare environment and steps we take in anticipation of such changes, including changes in Medicare and Medicaid payments and or reimbursement; regulatory, budgetary or political actions that affect procurement practices; our ability to retain customers or the loss of one or more major customers, including our failure to re-procure a contract or the reduction in scope or early termination of one or more of our significant contracts; our ability to effectively manage our growth to execute on our business plans; the risk that guidance or revenue may not be achieved including but not limited to the risk that anticipated year-over-year or quarterly growth in commercial revenue will not be achieved; the risk that HMS will not receive a contract award for any current or future procurement or re-procurement, or that either or both may be delayed or cancelled, or the potential failure to prevail in legal proceedings, including any contract award protest; the risk of negative or reduced growth rate of spending on Medicaid/Medicare, simplification of the healthcare payment process or programmatic changes that diminish the scope of benefits; the risk that CMS may not support the RAC program or that the contract terms may be adverse to us; the risk that CMS may cancel or delay future re-procurements or may change the RAC program and reduce future fees or the scope, and may require repayment of certain prior fees; customer dissatisfaction or early termination of contracts triggering significant costs or liabilities; the development by competitors of new or superior products or services; the emergence of new competitors, or the development by our customers of in-house capacity to perform the services we offer; all the risks inherent in the development, introduction, and implementation of new products and services; our failure to comply with laws and regulations governing health data or to protect such data from theft and misuse; our ability to maintain effective information systems and protect them from damage, interruption or breach, or the failure of third parties to comply with, or to timely or effectively implement new transaction and code set standards; restrictions on our ability to bid on/perform certain work due to other work we currently perform; the risks and uncertainties attendant to pending or threatened litigation, or the success of litigation, which is not guaranteed; the cost of litigation; our ability to successfully integrate any acquisitions and the risk that such acquisitions will not result in the anticipated benefits; our ability to continue to secure contracts through the competitive bidding process and to accurately predict the cost and time to complete such contracts; unanticipated changes in our effective tax rates; the risk of security breaches of our technology systems and networks; the risk that our efforts to protect intellectual property rights, confidential and proprietary information, or confidential or proprietary information of others in our possession, will not be adequate; our compliance with the covenants and obligations under the terms of our credit facility and our ability to generate sufficient cash to cover our interest and principal payments thereunder; negative results of government or customer reviews, audits or investigations to verify our compliance with contracts and applicable laws and regulations, and/or the risk of debarment or disqualification from doing business with a federal or state government or related agency; general economic conditions; and other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. A further description of these and other risks, uncertainties and related matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is available at www.hms.com under the “Investor Relations” tab and at www.sec.gov. Factors or events that could cause actual results to differ may emerge from time to time and it is not possible for us to predict all of them. Any forward-looking statements are made as of the date of this press release and we do not undertake an obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Investor Contact:

Dennis Oakes

SVP, Investor Relations

dennis.oakes@hms.com

212-857-5786

Media Contact:

Francesca Marraro

VP, Marketing and Communications

fmarraro@hms.com

212-857-5442

HMS HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Revenue	$118,444	$113,796	$345,702	$331,064

Cost of services:
Compensation	42,330	42,375	127,359	132,426
Data processing	10,023	9,825	30,506	29,223
Occupancy	4,188	4,467	12,001	13,115
Direct project costs	13,895	9,878	37,945	27,464
Other operating costs	6,552	6,817	20,443	18,215
Amortization of acquisition related software and intangible assets	7,041	7,160	21,135	21,480
Total cost of services	84,029	80,522	249,389	241,923

Selling, general and administrative expenses	21,399	19,334	63,564	54,846
Total operating expenses	105,428	99,856	312,953	296,769

Operating income	13,016	13,940	32,749	34,295

Interest expense	(1,948)	(1,961)	(5,842)	(5,979)
Interest income	11	11	34	47
Income before income taxes	11,079	11,990	26,941	28,363
Income taxes	4,217	5,040	11,139	12,022

Net income and comprehensive income	$6,862	$6,950	$15,802	$16,341

Basic income per common share:
Net income per common share - basic	$0.08	$0.08	$0.18	$0.19

Diluted income per common share:
Net income per common share - diluted	$0.08	$0.08	$0.18	$0.19

Weighted average shares:
Basic	87,299	87,736	88,019	87,660
Diluted	87,792	88,233	88,451	88,145

Certain reclassifications were made to prior period amounts to conform to the current period presentation.

HMS HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(unaudited)

	September 30,	December 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$144,804	$133,116
Accounts receivable, net of allowance for doubtful accounts of $2,672 and $1,898, and estimated allowance for appeals of $2,650 and $4,824 at September 30, 2015 and December 31, 2014, respectively	174,152	157,101
Prepaid expenses	10,624	11,810
Prepaid income taxes	—	5,142
Deferred tax assets	5,703	7,811
Other current assets	2,477	2,639
Total current assets	337,760	317,619

Property and equipment, net	99,429	116,027
Goodwill	361,468	361,468
Intangible assets, net	59,352	74,578
Deferred financing costs, net	5,394	6,957
Other assets	4,568	4,339
Total assets	$867,971	$880,988

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$43,588	$54,549
Estimated liability for appeals	34,892	36,799
Income taxes payable	4,182	—
Total current liabilities	82,662	91,348

Long-term liabilities:
Revolving credit facility	197,796	197,796
Deferred tax liabilities	41,180	50,853
Deferred rent	6,188	5,037
Other liabilities	2,375	2,864
Total long-term liabilities	247,539	256,550
Total liabilities	330,201	347,898

Commitments and Contingencies

Shareholders’ equity:
Preferred stock - $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common stock - $0.01 par value; 175,000,000 shares authorized; 95,186,707 shares issued and 86,008,337 shares outstanding at September 30, 2015; 94,511,444 shares issued and 87,985,139 shares outstanding at December 31, 2014	951	943
Capital in excess of par value	327,084	313,214
Retained earnings	279,749	263,947
Treasury stock, at cost: 9,178,370 shares at September 30, 2015 and 6,526,305 shares at December 31, 2014	(70,014)	(45,014)
Total shareholders’ equity	537,770	533,090
Total liabilities and shareholders’ equity	$867,971	$880,988

HMS HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine months ended September 30,
	2015	2014
Operating activities:
Net income	$15,802	$16,341
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	23,228	24,459
Amortization of intangible assets	15,226	15,572
Amortization of deferred financing costs	1,563	1,563
Stock-based compensation expense	10,208	9,095
Excess tax benefit from exercised stock options	(1,477)	(870)
Deferred income taxes	(8,925)	(9,322)
Allowance for doubtful accounts and bad debt write-offs	(31)	(6,549)
Loss on disposal of fixed assets	40	191
Change in fair value of contingent consideration	—	17
Changes in operating assets and liabilities:
Accounts receivable	(23,964)	(14,054)
Prepaid expenses	1,186	2,666
Prepaid income taxes	6,619	7,662
Other current assets	162	(2,189)
Other assets	(229)	125
Accounts payable, accrued expenses and other liabilities	(8,174)	8,978
Income taxes payable	4,182	9,841
Estimated liability for appeals	5,037	16,269
Net cash provided by operating activities	40,453	79,795

Investing activities:
Purchases of land, property and equipment	(5,903)	(16,594)
Investment in capitalized software	(1,985)	(2,726)
Net cash used in investing activities	(7,888)	(19,320)

Financing activities:
Repayment of revolving credit facility	—	(35,000)
Purchases of treasury stock	(25,000)	—
Proceeds from exercise of stock options	4,188	3,279
Excess tax benefit from exercised stock options	1,477	870
Payments of tax withholdings on behalf of employees for net-share settlement for restricted stock awards and units	(635)	(1,128)
Payments on capital lease obligations	(907)	(1,241)
Payments on contingent consideration	—	(428)
Net cash used in financing activities	(20,877)	(33,648)
Net increase in cash and cash equivalents	11,688	26,827
Cash and cash equivalents at beginning of period	133,116	93,366
Cash and cash equivalents at end of period	$144,804	$120,193

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$13,619	$3,541
Cash paid for interest	$5,295	$4,438
Supplemental disclosure of noncash activities:
Accrued property and equipment purchases	$392	$974
Equipment purchased through capital leases	$—	$20
Decrease in appeals liability for lost appeals offset with a reduction in accounts receivable	$6,944	$23,206

Certain reclassifications were made to prior period amounts to conform to the current period presentation.

HMS HOLDINGS CORP. AND SUBSIDIARIES

(in thousands, except per share amounts)

(unaudited)

Reconciliation of Net income to EBITDA and Adjusted EBITDA

As summarized in the following table, earnings before interest, taxes, depreciation and amortization, and stock-based compensation expense (adjusted EBITDA) was $28.5 million for the third quarter of 2015, a decrease of $1.8 million or 5.9% over the same period a year ago. Adjusted EBITDA for the first nine months of 2015 was $81.4 million, a decrease of $2.0 million or 2.4% year over year.

	Three months ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income	$6,862	$6,950	$15,802	$16,341
Net interest expense	1,937	1,950	5,808	5,932
Income taxes	4,217	5,040	11,139	12,022
Depreciation and amortization, net of deferred financing costs, included in net interest expense	12,298	13,485	38,454	40,031
Earnings before interest, taxes, depreciation and amortization (EBITDA)	25,314	27,425	71,203	74,326

Stock-based compensation expense	3,140	2,865	10,208	9,095
Adjusted EBITDA	$28,454	$30,290	$81,411	$83,421

Reconciliation of Net income to GAAP EPS and Adjusted EPS

As summarized in the following table, earnings per share adjusted for stock-based compensation expense and amortization of acquisition related software and intangible assets and for the related taxes (adjusted EPS) was $0.15 for the third quarter of 2015, an increase of 15.4% over $0.13 for the second quarter of 2015 and an increase of 7.1% over the same period a year ago. Adjusted EPS for the first nine months of 2015 was $0.39, which was the same as the first nine months of 2014.

	Three months ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income	$6,862	$6,950	$15,802	$16,341
Stock-based compensation expense, net of tax	2,008	1,662	5,992	5,239
Amortization of acquisition related software and intangible assets, net of tax	4,462	4,153	12,406	12,372
Subtotal	$13,332	$12,765	$34,200	$33,952

Weighted average common shares, diluted	87,792	88,233	88,451	88,145

Diluted GAAP EPS	$0.08	$0.08	$0.18	$0.19
Diluted adjusted EPS	$0.15	$0.14	$0.39	$0.39